UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________
FORM 8-A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Heartland Financial USA, Inc.
(Exact name of registrant as specified in its charter)

Delaware	42-1405748
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1398 Central Avenue
Dubuque, Iowa	52001
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The Nasdaq Global Select Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:                           (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

On May 16, 2012, the stockholders of Heartland Financial USA, Inc., a Delaware corporation (the “Company”), approved an Amended and Restated Rights Agreement, dated as of January 17, 2012 (the “Rights Agreement”), by and between the Company and Dubuque Bank and Trust Company, as rights agent (the “Rights Agent”). The Board of Directors of the Company had approved the Rights Agreement on January 17, 2012 effective upon, and conditioned upon, approval by stockholders at its annual meeting on May 16, 2012. The Rights Agreement restates and replace the Rights Agreement dated June 7, 2002 (the “Original Rights Agreement”) governing the preferred stock purchase rights (the “Rights”) granted thereunder.

The Amended and Restated Rights Agreement primarily (i) extended the terms of the Rights granted thereunder to January 17, 2022, (ii) changed the Purchase Price (as defined in the Rights Agreement) to $70.00 per Right, subject to adjustment, and (iii) expanded the definition of “Beneficial Owner” to include, among other things, certain derivative or synthetic arrangements having characteristics of a long position in the Company's common stock.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement. The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which is attached as an exhibit hereto and incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Exhibit
4.1	Amended and Restated Rights Agreement between Heartland Financial USA, Inc. and Dubuque Bank and Trust Company, as rights agent, dated as of January 17, 2012.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly cause this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

May 16, 2012	HEARTLAND FINANCIAL USA, INC.

By: /s/ John K. Schmidt
John K. Schmidt
Executive Vice President and Chief Financial Officer